Exhibit 99

                         IKON OFFICE SOLUTIONS ANNOUNCES
                              FIRST QUARTER RESULTS

              Earnings Per Share Exceed High End of Expected Range
                  Company Executing on Operational Improvements


Valley Forge, Pennsylvania - January 25, 2002 -IKON Office Solutions (NYSE:IKN), a leading provider of business communications solutions, today reported results for its first fiscal quarter ended December 31, 2001. Net income for the first quarter of Fiscal 2002 grew to $32.6 million. Earnings from continuing operations increased to $.22 per diluted share compared to $.18 per diluted share (assumes impact of SFAS 142 adoption), a 22% increase from the prior year.

"We are extremely pleased that we were able to exceed our own profitability expectations for the first quarter," stated James J. Forese, Chairman and Chief Executive Officer. "This performance reflects our commitment to deliver earnings per share growth even as we continue to rationalize our revenue mix in terms of long-term profitability and strategic value. We realize the vital importance of reaching our Fiscal 2002 goals and are working hard to meet or surpass those objectives."

Effective October 1, 2001, IKON adopted SFAS 142, which results in the elimination of a significant portion of the Company's amortization expense on a prospective basis. The above earnings comparison to the prior year is based on pro forma results as if the new accounting rule applied to that period. These pro forma results increase the quarterly diluted earnings per share in the prior year from $.11 to $.18, excluding a $.01 gain from discontinued operations.

Revenues for the first quarter of Fiscal 2002 were $1.21 billion compared to $1.32 billion for the same period a year ago. These results reflect the general slowdown in the economic environment experienced since the first half of Fiscal 2001 in addition to the Company's continuing drive to improve the quality of its revenue mix through de-emphasis, closure, or sale of selected businesses. The Company continued to show positive performance in areas of strategic emphasis, with double-digit growth in sales of high-end, segment 5 and 6 copiers/printers and facilities management services.

"The foundation of IKON's long-term business model is the customer, since the customer will ultimately define our industry," said Mr. Forese. "Today's customer wants to leverage digital technology to reduce document costs and improve productivity through document management solutions customized for their business. These customers also demand reliable service and technical support, and we have positioned IKON to deliver all of these capabilities.

"Being a leader in this changing industry also means that IKON must be highly efficient, flexible, and quick to respond to rapidly evolving economic trends. Our infrastructure initiatives - past and present - have been designed to maximize these important characteristics. During the quarter, we continued to execute on these important business drivers, as evidenced by our earnings performance this quarter. We completed our exit from the telephony business, sold our technology education business, and executed on a number of cost reduction plans directed toward our core operations in North America and

Europe. We also took additional steps to strengthen the bottom line by completing some tax planning during the quarter to lower the effective tax rate expected for Fiscal 2002 from 38% to 36.5%.

"During the quarter, we also continued to make steady progress with our Oracle e-business project. In the U.S., we entered the last phase of design and began testing as we prepare for pilot implementation in the U.S., and in the U.K. our operations went live on more than 15 Oracle e-business modules in December. All of these actions are consistent with the strategies we have communicated, and we are optimistic about IKON's future as we strengthen our focus, competitive positioning, and infrastructure," concluded Mr. Forese.

Net Sales, which include the sale of copier/printer equipment, supplies, and technology hardware, declined 13.1% from the prior year. Technology hardware, which the Company has been de-emphasizing, declined sharply as anticipated. Sales of copier/printer equipment also declined from the prior year as slow economic conditions made for difficult year to year comparisons. A decline in sales of lower-end copier/printer equipment was slightly offset by continued strong growth in higher-end, segment 5 and 6 copier/printer sales.

Service & Rentals, which primarily includes revenues from the servicing of copier/printer equipment, and outsourcing and other professional services declined 4.7% from the prior year, primarily due to the downsizing of our digital print production centers, and the sale of the Company's technology education business in December 2001.

Finance Income grew 5.5% from the prior year due to continued growth in the lease receivables portfolio as a greater percentage of IKON's customers take advantage of IOS Capital, the Company's U.S. captive leasing organization, for equipment financing.

Total Gross Profit increased from the prior year to 38.6% of revenues due to a combination of revenue mix - higher margin products and services comprising a larger percentage of IKON's total revenues for the quarter - and stronger than anticipated margins on equipment sales and equipment service.

Selling and Administrative Costs declined $47.6 million from the prior year, largely due to the operational improvements previously discussed, lower selling costs, disciplined cost controls throughout the organization, as well as the elimination of goodwill amortization under SFAS 142.

Outlook
"Our second quarter performance should look similar to the first quarter, with diluted earnings per share in the $.20 to $.23 range, and revenues down approximately 7% to 9%. We are encouraged by our progress this quarter and remain confident that we can deliver on our Fiscal 2002 objectives. Therefore, we reiterate our expectations for diluted earnings per share of $.84 to $.89 for Fiscal 2002 on a revenue decline of 4% to 6%," concluded Mr. Forese.


IKON Office Solutions (www.ikon.com) is one of the world's leading providers of products and services that help businesses communicate. IKON provides customers with total business solutions for every office, production and outsourcing need, including copiers and printers, color solutions, distributed printing, facilities management, imaging and legal document solutions, as well as network design and consulting, and e-business development. IOS Capital, LLC, a wholly-owned subsidiary of IKON, provides lease financing to customers and is one of the largest captive finance companies in North America. With Fiscal 2001 revenues of $5.3 billion, IKON has approximately 600 locations worldwide including the United States, Canada, Mexico, the United Kingdom, France, Germany, Ireland and Denmark.


================================================================================

  Additional information regarding the first quarter results and the Company's outlook for next quarter and the full fiscal year will be discussed on a conference call hosted by IKON at 10:00 a.m. EST on Friday, January 25, 2002. Please call (913) 981-5522 to participate. A complete replay of the conference call will be available over the Internet on IKON's Investor Relations home page approximately two hours after the call ends. To listen, please go to www.ikon.com and click on Invest in IKON. Beginning at 1:00PM EST on January 25, 2002 and ending at midnight on January 30, 2002, a complete replay of the conference call can also be accessed via telephone by calling (719) 457-0820 and using the access code 762226.
================================================================================


This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to the Company's outlook for the second quarter and fiscal year 2002 and the long-term profitability and strategies. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management's current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; managing the integration of existing and acquired companies; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON's 2001 Annual Report on Form 10-K filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON's current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.


                                      # # #

IKON Office Solutions, Inc.                                                           Exhibit 99
---------------------------

FINANCIAL SUMMARY (in thousands, except earnings per share)
(Unaudited)
                                                                       First Quarter Fiscal
                                                               ---------------------------------
                                                                   2002                 2001
                                                               ------------         ------------
Revenues
Net sales                                                      $  568,997           $  655,071
Service and rentals                                               542,923              569,613
Finance income                                                     98,529               93,367
------------------------------------------------------------------------------------------------
                                                                1,210,449            1,318,051
------------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                                374,347              434,993
Service and rental costs                                          327,538              342,054
Finance interest expense                                           41,165               46,204
Selling and administrative                                        401,584              449,155
------------------------------------------------------------------------------------------------
                                                                1,144,634            1,272,406
------------------------------------------------------------------------------------------------

Operating income                                                   65,815               45,645
Interest expense                                                   14,511               16,754
------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes              51,304               28,891
Income taxes                                                       18,726               12,712
------------------------------------------------------------------------------------------------
Income from continuing operations                                  32,578               16,179
Discontinued operations, net of income taxes of $942                                     1,200
------------------------------------------------------------------------------------------------
Net income                                                     $   32,578           $   17,379
                                                               ============          ============

Basic Earnings Per Common Share
     Continuing operations                                     $     0.23           $     0.11
     Discontinued operations                                                              0.01
                                                               ------------         ------------
     Net income                                                $     0.23           $     0.12
                                                               ============          ============

Diluted Earnings Per Common Share
     Continuing operations                                     $     0.22           $     0.11
     Discontinued operations                                                              0.01
                                                               ------------         ------------
     Net income                                                $     0.22           $     0.12
                                                               ============          ============

Weighted Average Common Shares Outstanding, Basic                 141,885              142,789
                                                               ============          ============

Weighted Average Common Shares Outstanding, Diluted               146,394              142,883
                                                               ============          ============


Operations Analysis:
      Gross profit %, net sales                                      34.2%                33.6%
      Gross profit %, service and rentals                            39.7%                39.9%
      Gross profit %, finance subsidiaries                           58.2%                50.5%
      Total gross profit %                                           38.6%                37.5%
      Selling and administrative as a % of revenue                   33.2%                34.1%
      Operating income as a  % of revenue                             5.4%                 3.5%

IKON Office Solutions, Inc.                                                         Exhibit 99

FINANCIAL SUMMARY (in thousands, except earnings per share)
EXCLUDING SPECIAL ITEMS
(Unaudited)
                                                                     First Quarter Fiscal
                                                             ---------------------------------
                                                                 2002                 2001    *
                                                             ------------         ------------
Revenues
Net sales                                                    $  568,997           $  655,071
Service and rentals                                             542,923              569,613
Finance income                                                   98,529               93,367
----------------------------------------------------------------------------------------------
                                                              1,210,449            1,318,051
----------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                              374,347              434,993
Service and rental costs                                        327,538              342,054
Finance interest expense                                         41,165               46,204
Selling and administrative                                      401,584              449,155
----------------------------------------------------------------------------------------------
                                                              1,144,634            1,272,406
----------------------------------------------------------------------------------------------

Operating income                                                 65,815               45,645
Interest expense                                                 14,511               16,754
----------------------------------------------------------------------------------------------
Income before income taxes                                       51,304               28,891
Income taxes                                                     18,726               12,712
----------------------------------------------------------------------------------------------
Net income                                                   $   32,578           $   16,179
                                                             ============         ============


Basic Earnings Per Common Share                              $     0.23           $     0.11
                                                             ============         ============

Diluted Earnings Per Common Share                            $     0.22           $     0.11
                                                             ============         ============

Weighted Average Common Shares Outstanding, Basic               141,885              142,789
                                                             ============         ============

Weighted Average Common Shares Outstanding, Diluted             146,394              142,883
                                                             ============         ============

Operations Analysis:
      Gross profit %, net sales                                    34.2%                33.6%
      Gross profit %, service and rentals                          39.7%                39.9%
      Gross profit %, finance subsidiaries                         58.2%                50.5%
      Total gross profit %                                         38.6%                37.5%
      Selling and administrative as a % of revenue                 33.2%                34.1%
      Operating income as a  % of revenue                           5.4%                 3.5%

* First quarter fiscal 2001 excludes a gain from discontinued operations of $2,142 ($1,200 after-tax).


This information is provided for additional analysis and is not intended to be a presentation in accordance with generally accepted accounting principles.